EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the first day of December, 2010 (the “Effective Date”) by and between Voice Assist Inc., a Nevada public company having its principal place of business at Suite 100, 2 South Point Dr. Lake Forest, CA 92630 (the “Employer”), and Randy Granovetter, an individual currently residing in the City of Del Mar, CA (the “Employee”).  As used herein, the term “Parties” shall be used to refer to the Employer and Employee jointly.

WHEREAS:

A.           Employer is seeking experienced executives to help guide the company, grow sales and add shareholder value, and

B.           Employer is of the opinion that Employee has education, experience and/or expertise which is of value to Employer and its shareholders, and

C.           Employer desires to be assured of the association and services of Employee and Employer acknowledges that Employee does not have any existing conditions or incapacity which would render her unfit to fulfill her obligations under this Agreement.

D.           Employee is willing and desires to be employed by Employer, and Employer is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereto acknowledge, Employer and Employee agree as follows:

1.	EMPLOYMENT. Employer hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall commence on the Effective Date and continue until terminated by either party in accordance with Section 6 this Agreement.

3.	COMPENSATION.

3.1
Salary:   Employer shall pay Employee a base annual salary of Three Hundred Fifty Thousand Dollars ($350,000) per year gross less taxes as required by law, payable in accordance with Employer’s normal policies but in no event less often than semi-monthly (the “Salary”).  Effective January 01 for each successive year this Agreement is in effect, compensation shall be adjusted by the Board of Directors of Employer; provided, however, that the adjustment shall be the greater of a) if the Company is public, President base salary equivalent to the fiftieth (50th) percentile for public companies (listed on Nasdaq, Amex or NYSE for year ending the prior December 31 or later) in similar or like industries or of comparable revenue size and/or EBITDA for companies in lieu of comparable industry benchmarks or b) three percent (3%) increase of the Salary.  The Board of Directors shall have the right to increase the Salary more often than annually at its sole discretion.

3.2
Incentive Compensation: Employer shall also pay to Employee incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference.  Incentive Compensation shall be paid not less frequently than annually, and prorated as applicable.

3.3
Stock Option Plan (2010)/Stock Option Agreement:  In addition to the Common Stock Purchase Option, Employee shall be eligible to participate in Company’s 2010 Stock Option Plan (copy attached)during the term of employment as determined by the Company’s Board of Directors. As partial consideration for Employee entering into this Agreement, management of Employer has agreed to recommend that Employee be granted options to purchase 1,000,000 shares of Employer’s common stock, upon payment of the fair market value per share as of the date of execution of this agreement. The last price quote of Employer’s common stock, as of the date of this Agreement, was $2.00 per share as referenced by the Over the Counter Bulletin Board. The grant of the options as referenced herein are subject to the Board of Directors approval of the Stock Option Agreement attached.

4.           EMPLOYEE BENEFITS.  Subject to the requirements of the California Labor Code (as defined in Section 1—29.5), Employer and Employee agree as follows:

4.1
General Benefits:  Employee shall be entitled to receive or participate in all benefit plans and programs of Employer currently existing or hereafter made available to executives or senior management of Employer, including but not limited to, dental and medical insurance, including coverage for dependents of Employee, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Business Expense: Employee shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Employer, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities.  Additionally, Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Employee in performing Employee’s duties and obligations under this Agreement.  Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents in accordance with Employer’s policy.

4.3
Automobile Expenses: Employer shall provide Employee with a company leased automobile or an auto expense reimbursement not to exceed $750 per month to performing her duties and obligations under this Agreement.

4.4
Cellular Telephone & Internet: Employer shall provide Employee with a cellular telephone and high speed internet access for use on Employer’s business and Employer shall be responsible for all costs and expenses incurred in connection with the operation and use of such services, including but not limited to, monthly service charges and maintenance; provided, however, that Employer shall not be responsible for costs and expenses incurred for personal use of Employee.

4.5
Assistance: Employer shall furnish Employee with an executive office, together with a portable computer and office equipment and such other facilities and services as are deemed by the Board of Directors of Employer to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement.  Employer shall also provide Employee with the necessary communications and computer gear, and related communications service cost and computer supplies, to support a working home office; provided, however, that this Section 4.5 shall in no way be construed to obligate Employer to provide Employee with office furnishings for such working home office or to reimburse Employee for home office use unless a separate written agreement is entered into between Employer and Employee.

4.6
Vacation:  Employee shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of four (4) weeks during which time Employee’s compensation will be paid in full.  Unused days of vacation will be compensated in accordance with Employer’s policy as established by Employer from time to time.  Employee may take the vacation periods at any time during the year as long as Employee schedules time off as to not create hardship on Employer.  In addition, Employee shall have such other days off as shall be determined by Employer and shall be entitled to paid sick leave and paid holidays in accordance with Employer’s policy.

5.           DUTIES/SERVICE

5.1
Position: Employee is employed as President and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction and  supervision of the Chief Executive Officer and its Board of Directors.

5.2
Place of Employment: The place of Employee’s employment and the performance of Employee’s duties will be at Employer’s corporate headquarters and at a separate office facility in Lake Forest, CA or at such location as mutually agreed upon by Employer and Employee.

5.3
Extent of Services: Employee shall at all times and to the best of her ability perform her duties and obligations under this Agreement in a reasonable manner consistent with the interests of Employer.  Employer shall not materially alter Employee’s title, duties, obligations or responsibilities or transfer Employee outside of the Orange County, CA area without Employee’s prior written consent.

5.3.1 Except as otherwise agreed by Employer and Employee in writing, it is expressly understood and agreed that Employee’s employment is fulltime.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for her own interest that have a material impact on her performance of her obligations under this Agreement unless pre-approved by the Board of Directors.  Employer acknowledges that Employee presently, or may in the future, serve on the Board of Directors of those Companies listed on Addendum C or  other companies and such action shall not be a breach of this section; provided, however, that such other companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with Employer or interfere with the performance of Employee’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.  Unless otherwise agreed by Employer and Employee in writing, employment of Employee at less than full time shall not affect the vesting of the Option Shares pursuant to this Agreement.

5.3.2 Additionally, Employer recognizes that Employee has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with Employer in the reasonable judgment of the Board of Directors.  Employer recognizes that such equity positions may occasionally require some limited attention from Employee during normal business hours.  However, Employee agrees that if such time is reasonably considered to materially impact the performance of Employee’s obligations under this Agreement by the Board of Directors, Employee shall be so advised and noticed by Employer and Employee shall be required to make appropriate adjustments to ensure her duties and obligations under this Agreement are fulfilled.

6.	TERMINATION. The Term of this Agreement shall end upon written notice by either party in accordance with the terms of Section 6 of this Agreement.

6.1
BY RESIGNATION.  If Employee resigns with “Good Reason” (as defined below), this Agreement shall terminate but: (a) Employee shall continue to receive, Incentive Compensation in accordance with the terms and conditions of Addendum A and Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect for a period of two years; and (b) all of Employee’s “Incentive Option Shares” (as such term is defined in this Agreement) shall be deemed vested.  For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Employee of duties inconsistent with the position and nature of Employee’s employment as President, the substantial and material reduction of the duties of Employee which is inconsistent with the position and nature of Employee’s employment as President, or the change of Employee’s title indicating a substantial and material change in the position and nature of Employee’s employment; (ii) a reduction in compensation and benefits that would diminish the aggregate value of Employee’s compensation and benefits without Employee’s written consent (except in the case of a equal reduction in salaries for all senior executives because of the financial condition of Employer); or (iii) the failure by Employer to obtain from any successor, an agreement to assume and perform this Agreement.  If Employee resigns without Good Reason, Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such resignation and Employee’s Option Shares shall be deemed vested only through the date of such resignation.

6.2
BY REASON OF INCAPACITY OR DISABILITY: If Employee becomes so incapacitated by reason of accident, illness, or other disability that Employee is unable to carry on substantially all of the normal duties and obligations of Employee under this Agreement for a continuous period of one-hundred-eighty (180) days (the “Incapacity Period”), this Agreement shall terminate but: (a) Employee shall continue to receive, through the end of the fiscal year, Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) Employee shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Employee pursuant to any disability insurance policy proceeds; and (c) Employee’s Option Shares shall be deemed vested through the Extended Period. For purposes of the foregoing, Employee’s permanent disability or incapacity shall be determined in accordance with Employer’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Employer’s Board of Directors in its good faith judgment based upon Employee’s inability to perform normal and reasonable duties and obligations.

6.3
BY REASON OF DEATH:  If Employee dies during the Term of or any renewal term hereof this Agreement, Employer shall: (a) pay to the estate of Employee, through the end of the fiscal year, Employee’s Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Employee, for a period of six (6) months beginning on the date of death (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (c) Employee’s Option Shares shall be deemed vested through the date of the Extended Period. Other death benefits will be determined in accordance with the terms of Employer’s benefit plans and programs.

6.4
BY EMPLOYER FOR CAUSE:  If the Term of this Agreement is terminated by Employer for Cause: (a) Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of termination; and (b) Employee’s Option Shares shall be deemed vested only through the date of such termination for Cause.  However, if a dispute arises between Employer and Employee that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 12.8, Employer shall have the option to pay Employee the lump sum of six (6) months base of Employee’s Salary at the time of termination (the “Severance Payment”) rather than Employee’s Salary and Incentive Compensation through the date of termination, and Employee’s Option Shares shall continue to be deemed vested through the date of such termination for Cause.  Such determination to pay the Severance Payment in lieu of Employee’s Salary and Incentive Compensation shall be made in the reasonable judgment of the Board of Directors.  If Employer elects to make a payment to Employee of the Severance Payment, the Parties hereto agree that such payment and the payment provided by Section 6.6 shall be Employee’s complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Employer, as reasonably determined by the Board of Directors; (ii) the conviction of Employee of a felony, a crime involving moral turpitude or (iii) any other criminal act, reasonably determined by the Board of Directors, to be causing material harm to Employer’s standing and reputation; (iv) Employee’s continued material failure to perform Employee’s duties to Employer after thirty (30) days’ written notice thereof (spelling out in sufficient detail such failures);  to Employee, without correction of such failure or (v) the actual conduct of, and not merely the allegation of, gross negligence or willful misconduct by Employee with respect to Employer, as reasonably determined by the Board of Directors.

6.5
BY EMPLOYER WITHOUT CAUSE:  If Employer terminates the Employee’s employment without Cause: (a) Employee shall be entitled to receive Incentive Compensation in accordance with the terms and conditions of Addendum A, and Employee’s Base Salary for a period of one year plus health benifits, payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (b) all of Employee’s Option Shares shall be deemed vested.

6.6
EFFECT OF TERMINATION ON UNUSED VACATION TIME:  Upon the termination of this Agreement for any reason whatsoever, Employee shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

7.
 CHANGE IN CONTROL: In the event of a Change In Control (as defined below); and notwithstanding the fact that Employee may continue to provide services from and after the Change In Control, Employee shall receive (a) Incentive Compensation in accordance with the terms and conditions of “Addendum A” and a lump sum payment of Employee’s Salary representing two years of such salary at the rate applicable on the date of a Change In Control; and (b) all of Employee’s “Incentive Option Shares” (as such term is defined herein) shall be deemed vested.  For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Employer’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Employer’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Employer’s assets in complete liquidation or dissolution of Employer other than in connection with a transaction described in Section 7.1 above.

8.
NON-DISCLOSURE AND INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT. Employee’s employment is subject to the requirement that Employee sign, observe and agree to be bound, both during and after Employee’s employment, by the provisions of Employer’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum D.  Employee’s execution of the Non-Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to Employee’s and Employer’s obligations under this Agreement.  Employee further agrees to execute, deliver and perform, during the Term of Employee’s employment with Employer and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning Employer and any of its affiliates and its business and products, which Employer promulgates for other key employees and executives.

9.
RETURN OF EMPLOYER PROPERTY: Employee agrees that upon any termination of his employment, Employee shall return to Employer within a reasonable time not to exceed two (2) weeks, any of Employer’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Employer with whom Employee has had contact or done business.

10.	RELATIONSHIP OF PARTIES: The Parties intend that this Agreement create an employee-employer relationship between the Parties.

11.
NOTICES:  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Employer:

Voice Assist, Inc.
Suite 100, 2 S. Point Dr.
Lake Forest, CA 92630
Attn: C.E.O.

As to Employee:

Randy Granovetter
5568 Caminto Consuelo
La Jolla, CA  92037

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other Parties in accordance with this Section 10.

12. MISCELLANEOUS:

12.1
Entire Agreement.  This Agreement and the Addendums hereto contain the entire agreement of the Parties.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties.

12.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

12.3
Binding.  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by Employer, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

12.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

12.5
Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

12.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

12.7	Governing Law This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

12.8	Arbitration.

12.8.1 Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Lake Forest, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for Employer’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

12.8.2              The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers’ compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

12.8.3              This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Employee’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Employee’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Employer to provide Employee with any type of progressive discipline.

12.8.4           Titles.  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

 12.8.5              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

 12.8.6            Exhibit A.  Exhibit A attached hereto, is an integral part of this Agreement is incorporated by reference herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           VOICE ASSIST INC.,
a Nevada corporation

By: /S/ Michael Metcalf
(signature)

Michael D. Metcalf
(Type/Print name)

         Chief Executive Officer
(Office held)

Employee:

By: /S/ Randy Granovetter
(signature)

     Randy Granovetter
(Type/Print name)

ADDENDUM A
EMPLOYEE INCENTIVE COMPENSATION PLAN

This Employee Incentive Compensation Agreement (this “Agreement”) is entered into as of this fifteenth day of November, 2010, by and between Voice Assist, Inc., a Nevada corporation (the “Employer”), and Randy Granovetter (“Employee”), as follows:

WHEREAS, it is in the best interest of Employer and Employee to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both Parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.

2.	Signing Bonus. Within sixty (60) days after the commencement of this Employment Agreement, Employer shall pay to Employee a one-time signing bonus of ten thousand dollars ($10,000).

3.	Employee Incentive Bonus:
Employee Incentive bonuses granted pursuant to this Agreement shall be paid annually, within ten (10) days of the completion of the annual independent audit of Employer.  Such bonuses shall be one-half (1/2) percent of Employer’s “Gross Sales” up to a maximum of 75% of Employee’s Salary.

4.	Termination: Termination of employment with Employer shall not affect payment of any incentive bonus, which shall continue to be governed by the Employment Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           VOICE ASSIST INC.,
a Nevada corporation

By: /S/ Michael Metcalf
(signature)

   Michael D. Metcalf
(Type/Print name)

         Chief Executive Officer
(Office held)

Employee:

By: /S/ Randy Granovetter
(signature)

     Randy Granovetter
(Type/Print name)

ADDENDUM B

Job Description for Randy Granovetter

Job Title:                            President
Department:                            Executive
Reports To:                            Chief Executive Officer

SUMMARY
The President has primary responsibility for planning, organizing, staffing, and operating Voice Assist, Inc. and its subsidiaries and affiliates (“Voice Assist”) toward its primary objectives, based on profit and return on capital, and is accountable to the Chief Executive Officer and the Board of Directors for the results of performance of all employees.

The President is accountable for the management of the daily affairs of the company to achieve the corporate goals and increase shareholder value.

Along with the CEO, the President helps to establish and communicate the management style, corporate culture, business philosophy and ethical values by which Voice Assist will operate.

The President manages and directs Voice Assist by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

Plans the overall business strategy and goals of Voice Assist that will assure a defined rate of return on stockholder investment and establishes objectives for each function to meet those goals, with the approval of the CEO and cooperation of the Board of Directors.

Plans, coordinates, and controls the daily operation of Voice Assist through Voice Assist’s managers.  In conjunction with the CEO, prepares and presents an annual business plan and budget, for Voice Assist’s operations, to the Board of Directors.

Establishes current and long range goals, objectives, plans and policies, subject to approval by the CEO and the Board of Directors.

Determines the appropriate organization structure and staffing responsibilities required to meet Voice Assist’s objectives.  Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

Meets with Voice Assist’s executives to ensure that operations are being executed in accordance with Voice Assist ’s policies.

Oversees the adequacy and soundness of Voice Assist’s financial structure.
Reviews operating results of Voice Assist, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.
Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

Establishes and maintains an effective system of communications throughout Voice Assist.

Fulfills responsibility to the CEO and the Board of Directors to inform or seek approval for significant matters such as financing, capital expenditures, and appointment of officers.

Ensures that Voice Assist business transactions are conducted in accordance with prevailing legal and regulatory requirements.

Reviews and determines approval of all recommendations for compensation of managers and employees.

At the request of the CEO, Participates and/or presents at stockholders meetings.

Represents Voice Assist with major customers, shareholders, the financial community, Security and Exchange Commission and the public.

Plans and develops industrial, labor, and public relations policies designed to improve company's image and relations with customers, employees, stockholders, and public.

Evaluates performance of executives for compliance with established policies and objectives of firm and contributions in attaining objectives.

Any other job, duty or task reasonably assigned from time to time by the CEO and/or the Board of Directors of Voice Assist, acting reasonably.

ADDENDUM C
Approved Non-Voice Assist, Inc.
Business Activity Exemptions

Description of Business Activity

Any charitable work for a recognized 501 c 3 charitable cause

Any position or work performed in furtherance of the reasonable aims of any religious organization to which the Employee is associated.

Any part-time work that will not materially interfere with the conduct of completion of the Employee’s duties and responsibilities to Voice Assist.

Any work, function or position that, in the sole discretion of the CEO or Board of Directors, is approved hereunder.

All work done in support of Taida Company, LLC, as set forth in the business plan of Taida Company, LLC delivered to Employer as of the Effective Date.

ADDENDUM D

EMPLOYEE NONDISCLOSURE AND INVENTION

AND

COPYRIGHT ASSIGNMENT AGREEMENT

In consideration of my employment by Voice Assist, Inc. or any of its subsidiaries and affiliates (“Employer”):

1.           I will promptly disclose to Employer in writing all discoveries, concepts and ideas, whether patentable or un-patentable, including but not limited to processes, designs, innovations, inventions, formulas, methods, and techniques, as well as improvements and know-how related thereto, made, conceived, reduced to practice or learned by me while in Employer’s employ, either solely or jointly with others during my employment (“Employer Inventions”).  This Agreement shall not apply to any Invention developed entirely on my own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those items and inventions that either: (i) relate, at the time of conception or reduction to practice of the invention, to Employer’s business or any of the products or services being developed, manufactured or sold by Employer or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of Employer, or (ii) result from any work performed by me for Employer.

NOTWITHSTANING THE FOREGOING OR SUBSEQUENT OBLIGATIONS SET FORTH IN THIS ADDENDUM D, THIS AGREEMENT DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTIONS 2870 OF THE CALIFORNIA LABOR CODE.

(a)           I hereby assign to Employer all of my right, title and interest in and to all such Employer Inventions and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Employer Inventions.

(b)           I will acknowledge and deliver promptly to Employer such written instruments and do such other acts, such as giving testimony in support of my inventorship as may be necessary in the opinion of Employer to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereunto in Employer.

(c)           I agree that, except for works listed on the attached Schedule 1, which list the Employer and I may jointly add to from time to time, title to any and all copyrights, copyright registrations and copyrightable subject matter which occurs as a result of my employment by Employer shall be the sole and exclusive property of Employer, and that such works comprise works made for hire.  I hereby assign, and agree to assign, all of said copyrights to Employer.

(d)           I have listed on the attached Schedule 2, all unpatented, but potentially patentable, ideas and inventions conceived before my employment with Employer of which I am presently aware and which I reasonably believe are not of value to Employer based on its current business plans, as disclosed to me prior to the Effective Date.

2.           As a direct or indirect consequence of my employment with Employer, I have been and will/may be exposed to highly sensitive and confidential information (some of which I may in the future, develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with Employer and/or affiliates  (“Confidential Information”).  Confidential Information shall include, without limitation, all: (i) information that has or could have commercial value or other utility in the business in which Employer and its affiliates are engaged or contemplate engaging in; and (ii) all information the unauthorized disclosure of which could be detrimental to the interests of Employer and/or its affiliates, whether or not such information is identified as Confidential Information by Employer.  By example, and without limitation, Confidential Information includes:  financial statements and records, illustrations, prototypes, models, whether patentable or un-patentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configurations of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorships, whether discovered, conceived, developed, made or produced, research and development projects; strategic alliances; confidential information of other entities or companies with whom Employer or its affiliates may enter into joint ventures, strategic alliances or other business relationships; the identity of consultants and assistants; future advertising and marketing methods and plans; detailed sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; business methods, procedures and plans; licensing arrangements; customer product preferences and requirements; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of Employer and/or Employer’s affiliates.  I agree and understand that any and all of the foregoing is considered by Employer to be of a highly confidential nature and as a trade secret.  The term “Confidential Information” shall not include any information obtained by me through (i) industry publications which are disseminated to or can be acquired by businesses in the industry, (ii) Dodge Reports and Dun & Bradstreet and any similar information services, (iii) any Chamber of Commerce or other trade association reports, or (iv) reports from governmental agencies (iv) is or becomes publicly known through no wrongful act of Employee; (vi) is, at the time of disclosure, already known to Employee; (vii) is, or subsequently comes into Employee’s possession without any obligation restricting disclosure, rightfully and without breach of a duty of confidentiality owed to Employer;.  In furtherance of the foregoing, I agree as follows:

(a)           To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing, instrument, component or any other item dealing with the Confidential Information without prior written consent therefor.

(b)           To refrain from discussing with any other person or persons, whether or not said persons are in the employ of Employer, any aspect of the Confidential Information, except as said discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do so.

(c)           To accept and maintain the Confidential Information on a confidential basis and to protect and safeguard same against unauthorized publication or disclosure.

(d)           Other than in furtherance of my employment with Employer, not to use, directly or indirectly, for my own or for my future employer’s advantage, any Confidential Information learned during my employment with Employer and which is not made publicly known (through no fault of mine).

(e)           Not to disclose, publicize, reveal or make available, directly or indirectly, any of the Confidential Information to any firm, person, or entity whatsoever, except (i) in the course of my duties as President of Employer, or (ii) for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising Employer of such demand with reasonably sufficient advance notice, if possible, so as to afford Employer an opportunity to seek a protective order.

(f)           Upon termination of my employment, to turn over to a designated individual employed by Employer all property then in my possession, custody or immediate control belonging to Employer.  I will not retain any original, copy, summary or abridgement of any document which contains Confidential Information, including correspondence, memoranda, reports, calendars, contracts, notebooks, drawings, photos or other documents relating in any way to the Confidential Information of Employer or its affiliated companies and which are entrusted to me or developed by me at any time during my employment with Employer, all of which, will be delivered to Employer immediately upon termination of my employment.

(g)           Not to interfere with the relationship between and/or among Employer and its consultants, agents, employees or others working on research and development projects or providing services or products to or for Employer, nor disclose the identity of said individuals and/or entities so long as not otherwise Confidential Information.